UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	April 11, 2012

MFA FINANCIAL, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13991	13-3974868
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 Park Avenue, 20th Floor, New York, New York 10022

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code:	(212) 207-6400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 11, 2012, MFA Financial, Inc. (“MFA”) issued and sold $100 million aggregate principal amount of its 8.00% Senior Notes due 2042 (the “Notes”) in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-170097), as amended, and a related prospectus, including the related prospectus supplement, filed with the Securities and Exchange Commission.

The Notes were issued pursuant to an indenture, dated as of April 11, 2012 (the “Base Indenture”), and a first supplemental indenture thereto, dated as of April 11, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each between MFA and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Notes bear interest at a rate of 8.00% per year on the principal amount, accruing from April 11, 2012.  Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2012.  The Notes will mature on April 15, 2042, unless previously redeemed or repurchased in accordance with their terms prior to such date.

MFA may redeem the Notes, in whole or in part, at any time on or after April 15, 2017, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Upon a change of control (as defined in the Indenture), MFA will be required to make an offer to repurchase all outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Notes are MFA’s senior unsecured obligations and rank equally in right of payment with all of MFA’s unsecured and unsubordinated indebtedness.  However, the Notes are effectively subordinated to all of MFA’s secured indebtedness, which includes MFA’s repurchase agreements, securitized debt, obligation to return securities obtained as collateral, and other financing arrangements, to the extent of the value of the collateral securing such indebtedness, and are effectively subordinated to all liabilities of MFA’s subsidiaries.

The Notes contain certain restrictions on MFA’s ability to merge, consolidate or sell all or substantially all of its assets.  Otherwise, the Indenture does not contain any provisions that would limit MFA’s ability to incur indebtedness.

The following events are considered “Events of Default,” which may result in the acceleration of the maturity of the Notes:

•	if MFA defaults in the payment of interest on the Notes, and such default continues for 30 days;

•	if MFA defaults in the payment of the principal of the Notes when the same becomes due and payable upon maturity, upon redemption or otherwise;

•	MFA’s failure to pay the repurchase price when due in connection with a change of control;

•	if MFA fails to comply with any of its other agreements in the Notes or in the Indenture, which failure continues for 90 days after MFA receives notice from the Trustee or the holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

•	if MFA defaults after the expiration of any applicable grace period in the payment of principal when due on, or resulting in acceleration of, other indebtedness for borrowed money, other than non-recourse indebtedness of MFA or any of MFA’s subsidiaries or indebtedness of any structured finance subsidiary (as defined in the Indenture), where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, prior to written notice of acceleration of the Notes; and

•	if certain events of bankruptcy or insolvency occur with respect to MFA.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes to be due and payable immediately.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Base Indenture and the Supplemental Indenture and related global note, which are included as Exhibits 4.1, 4.2 and 4.3, respectively, hereto and are incorporated herein by reference.

ITEM 8.01. OTHER EVENTS.

The Notes were sold pursuant to an underwriting agreement (the “Underwriting Agreement”) among MFA, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”).  Pursuant to the Underwriting Agreement, MFA granted the Underwriters an option to purchase up to an additional $15 million aggregate principal amount of Notes solely to cover overallotments.  The foregoing summary is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

1.1	Underwriting Agreement, dated as of April 3, 2012, among MFA, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC.

4.1	Indenture, dated as of April 11, 2012, between MFA and Wilmington Trust, National Association, as Trustee.

4.2	First Supplemental Indenture, dated as of April 11, 2012, between MFA and Wilmington Trust, National Association, as Trustee.

4.3	Form of 8.00% Senior Note due 2042 (included in Exhibit 4.2 hereto).

5.1	Opinion of K&L Gates LLP, relating to the validity of the Notes.

8.1	Opinion of K&L Gates LLP, relating to certain tax matters concerning the Notes.

23.1	Consent of K&L Gates LLP (included in Exhibits 5.2 and 8.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MFA FINANCIAL, INC.

By:	/s/ Harold E. Schwartz
Name: Harold E. Schwartz
Title: Senior Vice President and General Counsel

Date: April 11, 2012